Exhibit 10.14

PLEDGE

WHEREAS LEGEND ENERGY CANADA LTD. (the “Borrower”), a corporation incorporated under the laws of the Province of Alberta, has executed a fixed and floating charge demand debenture dated as of the date of this Pledge payable to the NATIONAL BANK OF CANADA (the “Bank”) in the principal amount of TWENTY-FIVE MILLION ($25,000,000.00) DOLLARS (hereinafter referred to as the “Debenture”), the Borrower, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, hereby covenants and agrees with the Bank as follows:

1.	The Debenture is hereby assigned, transferred, pledged and hypothecated to and in favour of the Bank as general and continuing collateral security for the payment and fulfillment of all debts, liabilities and obligations, present and future, direct or indirect, matured or not, of the Borrower to the Bank of whatsoever nature and kind and whether arising from any agreement, offering letter (including the offering letter dated August 12, 2011 from the Bank and accepted by the Borrower on August 15, 2011 as same may be amended, revised, modified, supplemented, restated or replaced from time to time) guarantee or other dealings between the Bank and the Borrower or from any agreement or dealings between the Bank and any third party by which the Bank may be or become in any manner whatsoever a creditor of the Borrower or howsoever otherwise arising and whether the Borrower be bound alone or with another or others and whether as principal or surety including without limitation any indebtedness or liability pursuant to any revolving demand credit agreements and/or promissory notes granted from time to time in connection therewith (the “Liabilities”).

2.	In the event of any default in payment of any part of the monies secured under the Debenture or in the observance or performance of any other obligation of the undersigned to the Bank, including those contained in the Debenture, the Bank may at any time during the continuance of any such default realize upon the Debenture by sale, transfer or delivery, or exercise and enforce all the rights and remedies of a holder of the Debenture as if the Bank were absolute owner thereof, without notice to or control by the Borrower, and any such remedy may be exercised separately or in combination and shall be in addition to and not in substitution for any other rights of the Bank however created, provided that the Bank shall not be bound to exercise any such right or remedy.

3.	The records of the Bank as to payment of the debts, liabilities and obligations being in default or of any demand in payment having been made will be prima facie evidence of such default or demand.

4.	The Bank may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower and all other parties and securities as the Bank may see fit, all without prejudice to the debts, liabilities and obligations of the Borrower under the Debenture, or the Bank’s rights in respect of the Debenture and the security thereby and hereby constituted.

5.	The proceeds of the Debenture may be applied by the Bank on account of such part of the Liabilities as it chooses without prejudice to the Bank’s claim upon the Borrower for any deficiency.

6.	Payment by the Borrower to the Bank of interest as may be provided for in any agreement between the Borrower and the Bank for any period in respect of the Liabilities shall be deemed to be payment in full satisfaction of any interest payment due and payable by the Borrower for the same period provided for under the terms of the Debenture.

7.	During the currency of the Debenture and so long as the Debenture is held as continuing security the Borrower will duly observe and perform all its covenants and agreements in favour of the Bank contained in the Debenture.

8.	Notwithstanding the principal sum of the Debenture and the interest rate provided for therein on such principal sum, the obligations secured by the deposit thereof to the Bank pursuant hereto shall not exceed the amount of the Liabilities from time to time owing by the Borrower, together with the amounts, other than the principal sum and interest on the principal sum, from time to time owing by the Borrower as provided in the Debenture.

9.	The Debenture and the security hereby constituted are in addition to and not in substitution for any other security now or hereafter held by the Bank and shall not operate as a merger of any simple contract debt or suspend the fulfillment of, or affect the rights, remedies or powers of the Bank in respect of any present or future debts, liabilities or obligations of the Borrower to the Bank or any securities now or hereafter held by the Bank for the payment or fulfillment thereof, and no judgment recovered by the Bank shall operate by way of merger or in any way affect the security of the Debenture.

10.	Upon full, final and indefeasible payment of all of the Liabilities and the cancellation of any further obligations of the Bank to extend credit in respect of the Liabilities, all obligations of the Borrower in respect of the Debenture, including without limitation the obligation to make payments of principal and interest thereunder, shall terminate, and upon the request of the Borrower, the Bank shall deliver the Debenture to the Borrower for cancellation.

11.	This agreement shall be binding upon the Borrower and its successors and assigns and shall enure to the benefit of the Bank and its successors and assigns.

IN WITNESS WHEREOF the Borrower has caused this agreement to be executed under its corporate seal attested by the hand of its proper officer duly authorized in that behalf as of the l9th day of October, 2011.

LEGEND ENERGY CANADA LTD.

Per:	/s/ Jim Vandeberg	c/s
Name:	Jim Vandeberg
Title:	Chief Financial Officer